Exhibit 99.1

SCM Microsystems Receives Payment From Aston for VAT Refund

          FREMONT, Calif., June 16 /PRNewswire-FirstCall/ -- SCM Microsystems, Inc. (Nasdaq: SCMM; Prime Standard: SMY), a leading provider of solutions that open the Digital World, today announced that it has received a payment from a former customer of approximately euro 4.0 million, or approximately $5.0 million based on an exchange rate of 0.78382, related to a refund for previously paid value added taxes (VAT).

          In April 2005, SCM Microsystems entered into an agreement with Aston France S.A.S., a former customer, whereby Aston agreed to (i) seek a refund from the French government for approximately $4.7 million in value added taxes that SCM had previously paid to the French government with respect to products that Aston purchased from SCM prior to November 2002 and (ii) remit the refunded amount to SCM. On October 13, 2005, the French government remitted the VAT refund to Aston and on June 9, 2006, Aston remitted the refund to SCM.

          The difference in value between the VAT refund received by Aston and the amount paid to SCM is due to currency fluctuation. Cash received for the refund will remain with SCM Microsystems, but the impact on the profit and loss statement for the second quarter will be recorded under discontinued operations.

          SCM and Aston remain involved in ongoing litigation, the details of which are described in SCM’s recent filings with the Securities Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 and its Form 8-K filed June 16, 2006.

          About SCM Microsystems

          SCM Microsystems is a leading supplier of solutions that open the Digital World by enabling people to conveniently access digital content and services. The company develops, markets and sells the industry’s broadest range of smart card reader technology for secure PC, network and physical access and digital media readers for transfer of digital content to OEM customers in the government, financial, enterprise, consumer electronics and photographic equipment markets worldwide. Global headquarters are in Fremont, California, with European headquarters in Ismaning, Germany. For additional information, visit the SCM Microsystems web site at www.scmmicro.com.

          NOTE:  All trade names are either trademarks or registered trademarks of their respective holders.

SOURCE  SCM Microsystems, Inc.
          -0-                                        06/16/2006
          /CONTACT:  Dr. Manfred Mueller, Investor Relations, Europe, +49 89 95 95 5140, or mmueller@scmmicro.de, or Annika Oelsner, Public Relations, +49 89 95 95 5220, or aoelsner@scmmicro.de, or Darby Dye, Investor Relations, US, +1-510-360-2302, or ddye@scmmicro.com, all of SCM Microsystems, Inc./
          /Web site:  http://www.scmmicro.com/